SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 1, 2006

KOHL’S CORPORATION

(Exact name of registrant as specified in its charter)

Wisconsin	1-11084	39-1630919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

N56 W17000 Ridgewood Drive Menomonee Falls, Wisconsin	53051
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (262) 703-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.

Entry into a Material Definitive Agreement.

On September 1, 2006, the Company and Ms. Arlene Meier, the Company’s Chief Operating Officer and a director, entered into an agreement (the “Agreement”) relating to Ms. Meier’s retirement.  The Company had previously announced on March 13, 2006, that Ms. Meier planned to retire by the end of 2006.

The Agreement includes the following terms:

●	Ms. Meier’s Employment Agreement, which previously had a continuous three year term, was terminated.

●	The date of Ms. Meier’s retirement as an employee of the Company was September 1, 2006.

●	The effective date of Ms. Meier’s resignation as a director of the Company is February 28, 2007.

●

Ms. Meier will receive a lump sum income payout of $880,000 and be entitled to a bonus pursuant to the Company’s bonus plan based on the Company’s fiscal 2006 financial performance.  The amount of the bonus is not yet determinable but will be based on the Company’s net income for the year as compared to goals established by the Compensation Committee.

●	Ms. Meier will retain the right for one year to exercise all vested and non-expired stock options.

●

The Company will continue to provide Ms. Meier and her eligible dependents with health and medical benefits, provided the benefits are reasonably available to the Company and Ms. Meier reimburses the Company for all premiums paid.

●

Ms. Meier will be entitled to participate for her lifetime in the Company’s associate merchandise discount program, on such terms and to the extent the program continues to be made available to the Company’s senior executives.

●	The Company will indemnify and provide Ms. Meier with directors’ and officers’ liability insurance on a basis no less favorable than that provided to any other senior executive officer.

●	Ms. Meier provided the Company with a waiver of claims and general release

●	Ms. Meier agreed not to compete with the Company for two years.

Item 1.02.

Termination of Material Definitive Agreement.

See Item 1.01.  In connection with entering into the Agreement, the Company and Ms. Meier terminated Ms. Meier’s employment agreement dated as of November 15, 2000, as amended on January 31, 2004.

Item 5.02.

Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

See Item 1.01.  Pursuant to the Agreement, Ms. Meier retired as Chief Operating Officer on September 1, 2006 and resigned as a director of the Company effective February 28, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 1, 2006

KOHL’S CORPORATION

By:

  /s/ Richard D. Schepp

Richard D. Schepp

Executive Vice President

General Counsel and Secretary